EXHIBIT 10.46

[Global Signal Inc. Logo]

Jeff Foster
[****]
[****]

Dear Jeff,

Global Signal Services LLC (Global) is pleased to confirm our offer and your acceptance of employment for the position of Chief Accounting Officer, reporting to Bill Freeman, Executive Vice President, and Chief Financial Officer. Your duties and responsibilities will be those described to you during your interview with Mr. Freeman. This letter confirms our understanding and agreement with respect to principal details of your employment.

As we discussed, if you accept this offer of employment, your employment will be begin April 18, 2005. This is an exempt position for which you will be compensated semi-monthly at a rate of $8,333.33 or $200,000.00 annually. Applicable federal, state and local taxes will be withheld from each paycheck, as will be any additional deductions you choose to make.

You will be eligible for an annual target bonus, based on performance, of 30% of your base salary, but guaranteed on a prorated basis for 2005. You also will be paid $25,000 sign-on bonus with your first paycheck. In the event you voluntarily leave the Company's employ, or are discharged for cause as defined below, within the first 12 months of employment you must reimburse the Company on a prorated basis for the sign-on bonus within 30 days of termination.

Should you be terminated for other than cause within your first year of employment with Global Signal, you will receive six months' severance pay subject to applicable federal, state and local tax withholding. Cause in this instance shall mean (i) your intentional misapplication of Global Signal Services LLC or any of its subsidiaries' funds intended to result directly or indirectly in significant gain or personal enrichment at the expense of Global Signal Services LLC, or any act of dishonesty committed by you in connection with Global Signal Services LLC and its subsidiaries' business; (ii) your conviction of a crime involving moral turpitude; (iii) your non-performance or non-observance in any material respect of any requirement with respect to your employment hereunder; or (iv) any other action by you that involves willful and deliberate malfeasance or negligence in the performance of your duties.

This information is confidential and should not be discussed with anyone other than your manager, Mr. Freeman, your immediate family or your financial advisor.

You will accrue paid Personal Leave Time (PLT) at the rate of 15 days per calendar year and will also be eligible for two floating holidays annually. This paid time off is in accordance with the Company's paid time off policy applicable to employees, as amended from time to time.

Global provides a very comprehensive benefits package. You may elect to cover yourself and any eligible dependents on medical, dental and vision coverage. Your coverage will be effective the first of the month following or coincident with your hire date. The Company also provides basic life insurance and accidental death and dismemberment, dependent life insurance and long-term disability coverage at no cost to employees on this same date. A benefit information package will be made available to you at new hire orientation.

The Company offers a 401(k) plan to all employees upon date of hire. There are a variety of investment options to choose from. The Company match is equal to 50% of the first 6% of your salary contribution, (3% company match), to a maximum company match of $1,800 per year. Participation and eligibility in any of the Company's benefit plans and programs is subject to the terms, conditions, and limitations of such plans and programs, as may be amended by the Company from time to time.

You represent that on the first day of work you will be free to accept employment hereunder without any contractual restrictions, express or implied, with respect to any of your prior employers. You represent that you have not taken or otherwise misappropriated and you do not have in your possession or control any confidential or proprietary information belonging to any of your prior employers or connected with or derived from your services to prior employers. You represent that you have returned to all prior employers any and all such confidential and proprietary information. You further acknowledge that the Company has informed you that you are not to use or cause the use of such confidential or proprietary information in any matter whatsoever in connection with your employment by the Company. You agree that you will not use such information.

By accepting this offer and in exchange for employment with the Company, you agree that all disputes, claims and controversies between you and the Company, its affiliates, agents and successors will be resolved by final and binding arbitration pursuant to the Federal Arbitration Act and the procedures of the American Arbitration Association. By agreeing to final and binding arbitration, you acknowledge that you are waiving any rights to a jury trial for all such disputes, claims and controversies. This offer letter will be covered by and construed in accordance with the laws of Florida, and exclusive jurisdiction will be in a court of competent jurisdiction in Florida.

To prevent any misunderstanding between us, this letter will supercede any discussions or written documents between us or between you and any other representatives of Global regarding your employment. This letter sets forth the entire understanding between us regarding your employment, and may not be amended or modified except by a document in writing signed by both of us.

Please understand that while it is our hope and belief that our relationship will be a long one, this is an offer of employment on an "at will" basis. The application form explains that the conditions of employment and compensation are "at will" in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either Global or yourself, except as otherwise provided by law.

The terms of this offer letter, therefore, do not and are not intended to create either an express and/or implied contract of employment with Global. No manager or representative of Global, other than an officer of Global, has authority to enter into any agreement for employment for any specified period of time or to make any agreement or contract to the foregoing, and any promises to the contrary may only be relied upon by you if they are in writing and signed by an officer of Global.

Finally, this offer of employment is contingent upon satisfaction of the following conditions: proof of citizenship or unrestricted authorization to work it the United States (please bring your acceptable documents on your first day of employment); satisfactory completion of a background investigation, which may include verification of past employment, education, felony criminal convictions history, driving record and credit report, if applicable; and you signing the Company's Non-Compete, No Solicitation and Confidentiality Agreement, a copy of which is attached to this letter. By signing this letter, you agree to abide by the terms of the Company's Non-Compete, No Solicitation and Confidentiality Agreement.

Jeff, if you agree with and accept the terms of this offer of employment, please sign below and return this letter to my attention via hand delivery or confidential fax (941) 308-3660. We are confident your employment with Global will prove mutually beneficial, and we look forward to having you join our team. We will see you at 8:30 on April 18, 2005 for your new employee orientation.

Sincerely,

Karen S. Reynolds
Vice President, Human Resources

I accept Global's offer of employment as outlined above:

ACCEPTED BY: Jeff Foster

SIGNATURE: /s/ Jeffrey H. Foster   DATE: March 22, 2005